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April 3, 1998


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  Current Report on Form 8-K for Advanced Materials Group, Inc.

We have read Item 4 included in the current report on Form 8-K for Advanced Materials Group, Inc. dated April 3, 1998, filed with the Securities and Exchange Commission and are in agreement with the statement contained therein.


CORBIN & WERTZ